Exhibit 99.1

FOR RELEASE AT 3 AM PDT ON OCTOBER 16, 2013

Contacts: News Media Dallas Lawrence Mattel, Inc. +1-310-252-6397 press@mattel.com	Securities Analysts Drew Vollero Mattel, Inc. +1-310-252-2703 drew.vollero@mattel.com

Mattel Reports Third Quarter 2013 Financial Results

and Declares Fourth Quarter Dividend

Third Quarter Highlights

•	Worldwide net sales up 6%;

•	North American[1] gross sales up 3% and International gross sales up 9%;

•	Worldwide gross sales by core brands: Barbie® up 3%; Hot Wheels® down 2%; Fisher-Price® flat; and American Girl® up 20%;

•	Gross margin increased 10 basis points of net sales; SG&A decreased 30 basis points of net sales;

•	Operating income of $528.2 million compared to operating income of $487.4 million in the third quarter of 2012; and

•	Earnings per share of $1.21 (includes tax benefit of $0.05 per share) vs. prior year earnings per share of $1.04.

Capital Deployment

•	Board declared 2013 fourth quarter cash dividend of $0.36 per share, reflecting an annualized dividend of $1.44 per share; and

•	The Company repurchased 6.1 million shares of its common stock during the third quarter at a cost of approximately $259 million.

EL SEGUNDO, Calif., October 16, 2013 – Mattel, Inc. (NASDAQ: MAT) today reported 2013 third quarter financial results. For the quarter, the Company reported net income of $422.8 million, or $1.21 per share, compared to last year’s third quarter net income of $365.9 million, or $1.04 per share.

“We are pleased with our third quarter performance as Mattel delivered growth in every region of the world, expanded our operating margins, further strengthened our balance sheet and returned more capital to our shareholders,” said Bryan G. Stockton, Mattel Chairman and Chief Executive Officer. “As we enter the all-important holiday season, we have a strong lineup of innovative products, promotions and content, and we will continue to focus on execution to deliver growth and long-term shareholder value.”

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[1]	Consists of the North America Division (U.S. & Canada) and American Girl

Mattel Reports Third Quarter 2013 Financial Results, Page 2

Financial Overview

For the quarter, net sales were $2.21 billion, up 6%, including an unfavorable change in currency exchange rates of 1 percentage point. On a regional basis, third quarter gross sales increased 3% in the North American Region, which consists of the U.S., Canada and American Girl, with no impact from changes in currency exchange rates. For the International Region, gross sales increased 9%, including an unfavorable impact of currency exchange rates of 2 percentage points. Operating income for the quarter was $528.2 million, compared to prior year’s operating income of $487.4 million.

The Company’s debt-to-total-capital ratio was 36.5%. For the first nine months of the year, the Company’s cash and equivalents decreased by approximately $929 million, compared with a decline of approximately $1.09 billion during the same period last year.

For the first nine months of the year, cash flows used for operating activities were approximately $321 million, an increase of $220 million compared to approximately $101 million of cash flows used for operating activities in the same period of 2012. The increase is primarily due to higher working capital usage, partially offset by higher net income. Cash flows used for investing activities were approximately $176 million, a decrease of $657 million, compared to approximately $833 million in 2012, driven primarily by the prior year acquisition of HIT Entertainment. Cash flows used for financing and other activities were approximately $432 million, an increase of $279 million, compared to approximately $153 million in 2012, primarily due to higher share repurchases and repayments of long-term debt, partially offset by net proceeds received from the issuance of long-term debt.

Capital Deployment

The Company announced today that its Board of Directors declared a fourth quarter cash dividend of $0.36 per share on the Company’s common stock. The dividend will be payable on December 13, 2013, to stockholders of record on November 27, 2013. The dividend is the final of four quarterly dividends the Company will have paid this year, reflecting an annualized dividend of $1.44 per share, which represents a 16% increase to last year’s total dividends. During the third quarter of 2013, the Company repurchased 6.1 million shares of its common stock at a cost of approximately $259 million.

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Mattel Reports Third Quarter 2013 Financial Results, Page 3

Sales by Brand

Mattel Girls and Boys Brands

For the third quarter, worldwide gross sales for Mattel Girls & Boys Brands were $1.48 billion, up 8% versus the prior year. Worldwide gross sales for the Barbie brand were up 3%. Worldwide gross sales for Other Girls Brands were up 28%, primarily driven by Monster High®. Worldwide gross sales for the Wheels category, which includes the Hot Wheels, Matchbox® and Tyco R/C® brands, were down 9%, primarily driven by Tyco R/C and Matchbox. Worldwide gross sales for the Entertainment business, which also includes Radica® and Games, were up 7%, primarily driven by the Disney Planes movie property.

Fisher-Price Brands

Third quarter worldwide gross sales for Fisher-Price Brands, which includes the Fisher-Price Core, Fisher-Price Friends and Power Wheels® brands, were $789.3 million, or flat versus the prior year.

American Girl Brands

Third quarter gross sales for American Girl Brands, which offers American Girl-branded products directly to consumers, were $122.3 million, up 20% versus the prior year, driven by Saige, the 2013 Girl of the Year, My American Girl, Bitty Baby and Historical dolls.

Live Webcast

Mattel will webcast its 2013 third quarter financial results conference call at 8:30 a.m. Eastern time today. The conference call will be webcast on the “Investors” section of the Company’s corporate website: http://corporate.mattel.com. To listen to the live call, log on to the website at least 15 minutes early to register, download and install any necessary audio software. An archive of the webcast will be available on the company’s website for 90 days and may be accessed beginning two hours after the completion of the live call. A telephonic replay of the call will be available beginning at 11:30 a.m. Eastern time the morning of the call until Wednesday, October 23, at midnight Eastern time and may be accessed by dialing + (404) 537-3406. The passcode is 58903743.

Information required by Securities and Exchange Commission Regulation G, regarding non-GAAP financial measures, as well as other financial and statistical information, will be available at the time of the webcast on the “Investors” section of http://corporate.mattel.com, under the sub-headings “Financial Information” – “Earnings Releases.”

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Mattel Reports Third Quarter 2013 Financial Results, Page 4

About Mattel Inc.

Mattel, Inc. (Nasdaq: MAT) is the worldwide leader in the design, manufacture and marketing of toys and family products. The Mattel family is comprised of such best-selling brands as Barbie®, the most popular fashion doll ever produced, Hot Wheels®, Monster High®, American Girl®, Thomas & Friends® and Fisher-Price® brands, including Little People® and Power Wheels®, as well as a wide array of entertainment-inspired toy lines. In 2013, Mattel was named as one of FORTUNE Magazine’s “100 Best Companies to Work For” for the sixth year in a row and as one of the “World’s Most Ethical Companies” by Ethisphere Magazine. Mattel also is ranked No. 2 on Corporate Responsibility Magazine’s “100 Best Corporate Citizens” list. With worldwide headquarters in El Segundo, Calif., Mattel employs nearly 30,000 people in 40 countries and territories and sells products in more than 150 nations. At Mattel, we are Creating the Future of Play. Visit us at www.mattel.com, www.facebook.com/mattel or www.twitter.com/mattel.

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Note: This press release contains forward-looking statements relating to the Company’s expected financial performance and expected quarterly cash dividend payments in 2013. These forward-looking statements are based on currently available operating, financial, economic and other information and are subject to a number of significant risks and uncertainties. A variety of factors, many of which are beyond our control, could cause actual future results to differ materially from those projected in the forward-looking statements. Some of these factors are described in the Company’s periodic filings with the Securities and Exchange Commission, including the “Risk Factors” section of Mattel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and Mattel’s Quarterly Reports on Form 10-Q for fiscal year 2013, as well as in Mattel’s other public statements. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT I

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended September 30,					For the Nine Months Ended September 30,
(In millions, except per share and percentage information)	2013		2012		Yr / Yr % Change	2013		2012		Yr / Yr % Change
	$ Amt	% Net Sales	$ Amt	% Net Sales		$ Amt	% Net Sales	$ Amt	% Net Sales
Net Sales	$2,207.0		$2,077.8		6%	$4,371.7		$4,165.0		5%
Cost of sales	1,019.0	46.2%	962.4	46.3%	6%	2,043.7	46.7%	1,981.7	47.6%	3%

Gross Profit	1,188.0	53.8%	1,115.4	53.7%	7%	2,328.0	53.3%	2,183.3	52.4%	7%
Advertising and promotion expenses	249.4	11.3%	234.8	11.3%	6%	467.3	10.7%	445.0	10.7%	5%
Other selling and administrative expenses	410.4	18.6%	393.2	18.9%	4%	1,171.9	26.8%	1,090.8	26.2%	7%

Operating Income	528.2	23.9%	487.4	23.5%	8%	688.8	15.8%	647.5	15.5%	6%
Interest expense	19.6	0.9%	22.7	1.1%	-14%	58.2	1.3%	65.4	1.6%	-11%
Interest (income)	(1.4)	-0.1%	(1.5)	-0.1%	-5%	(4.1)	-0.1%	(5.2)	-0.1%	-21%
Other non-operating (income), net	(4.3)		(0.6)			(2.5)		(1.1)

Income Before Income Taxes	514.3	23.3%	466.8	22.5%	10%	637.2	14.6%	588.4	14.1%	8%
Provision for income taxes	91.5		100.9			102.5		118.4

Net Income	$422.8	19.2%	$365.9	17.6%	16%	$534.7	12.2%	$470.0	11.3%	14%

Net Income Per Common Share - Basic	$1.22		$1.06			$1.54		$1.36

Weighted average number of common shares	343.3		342.6			344.7		341.0

Net Income Per Common Share - Diluted	$1.21		$1.04			$1.52		$1.35

Weighted average number of common and potential common shares	346.7		347.1			348.6		345.4

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT II

WORLDWIDE GROSS SALES INFORMATION (Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
(In millions, except percentage information)	2013		2012		2013		2012
Worldwide Gross Sales:
Mattel Girls & Boys Brands	$1,480.7		$1,371.1		$2,965.3		$2,775.0
% Change		8%		3%		7%		0%
Pos./(Neg.) Impact of Currency (in % pts)		-1		-5		-1		-4
Fisher-Price Brands	789.3		790.4		1,473.3		1,507.9
% Change		0%		6%		-2%		3%
Pos./(Neg.) Impact of Currency (in % pts)		-1		-2		0		-3
American Girl Brands	122.3		102.0		300.9		246.7
% Change		20%		16%		22%		9%
Other	10.0		10.2		29.4		28.0

Gross Sales	$2,402.3		$2,273.7		$4,768.9		$4,557.6

% Change		6%		4%		5%		2%
Pos./(Neg.) Impact of Currency (in % pts)		0		-4		0		-3
Reconciliation of Non-GAAP to GAAP Financial Measure:
Gross Sales	$2,402.3		$2,273.7		$4,768.9		$4,557.6
Sales Adjustments	(195.3)		(195.9)		(397.2)		(392.6)

Net Sales	$2,207.0		$2,077.8		$4,371.7		$4,165.0

% Change		6%		4%		5%		1%
Pos./(Neg.) Impact of Currency (in % pts)		-1		-3		-1		-3

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

CONDENSED CONSOLIDATED BALANCE SHEETS

	At September 30,		At December 31,
	2013	2012 (a)	2012
(In millions)	(Unaudited)

Assets
Cash and equivalents	$406.5	$282.1	$1,335.7
Accounts receivable, net	1,885.2	1,828.2	1,226.8
Inventories	807.2	796.4	465.1
Prepaid expenses and other current assets	538.6	366.6	529.2

Total current assets	3,637.5	3,273.3	3,556.8
Property, plant, and equipment, net	634.8	575.3	593.2
Other noncurrent assets	2,424.0	2,470.1	2,376.8

Total Assets	$6,696.3	$6,318.7	$6,526.8

Liabilities and Stockholders’ Equity
Short-term borrowings	$77.8	$154.5	$9.8
Current portion of long-term debt	50.0	350.0	400.0
Accounts payable and accrued liabilities	1,278.0	1,111.6	1,273.2
Income taxes payable	65.8	47.3	33.0

Total current liabilities	1,471.6	1,663.4	1,716.0
Long-term debt	1,600.0	1,150.0	1,100.0
Other noncurrent liabilities	616.5	601.4	643.8
Stockholders’ equity	3,008.2	2,903.9	3,067.0

Total Liabilities and Stockholders’ Equity	$6,696.3	$6,318.7	$6,526.8

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)

	At September 30,
(In millions, except days and percentage information)	2013	2012

Key Balance Sheet Data:
Accounts receivable, net days of sales outstanding (DSO)	77	79
Total debt outstanding	$1,727.8	$1,654.5
Total debt-to-total capital ratio	36.5%	36.3%

	Nine Months Ended September 30,
(In millions)	2013(b)	2012(a)

Condensed Cash Flow Data:
Cash flows (used for) operating activities	$(321)	$(101)
Cash flows (used for) investing activities	(176)	(833)
Cash flows (used for) financing activities and other	(432)	(153)

Decrease in cash and equivalents	$(929)	$(1,087)

(a)	Certain balances related to the acquisition of HIT Entertainment have been retrospectively adjusted to reflect their final acquisition-date fair values.
(b)	Amounts shown are preliminary estimates. Actual amounts will be reported in Mattel’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.